EXHIBIT 8.2
[Wachtell, Lipton, Rosen & Katz Letterhead]
February 20, 2007
Comerica Incorporated
500 Woodward Avenue
Detroit, Michigan 48226
Ladies and Gentlemen:
          We have acted as special tax counsel for Comerica Incorporated (“Comerica”) and Comerica Capital Trust II (“Comerica Trust II”) in connection with (a) the issuance and sale by Comerica Trust II of $500,000,000 in aggregate liquidation amount of 6.576% Capital Securities (“Cap Securities”) and (b) the issuance by Comerica of $515,464,000 in aggregate principal amount of 6.576% junior subordinated deferrable Capital Efficient Notes due February 2, 2082 (the “CENts”). In connection with the issuance of the Cap Securities and the CENts, a joint registration statement on Form S-3 (Registration No. 333-138924) was filed on November 22, 2006 with the Securities and Exchange Commission (the “SEC”) for the registration of securities and stock, including the Cap Securities and the CENts (the “Registration Statement”). Comerica also filed with the SEC a prospectus, dated February 13, 2007 (the “Prospectus”), and a prospectus supplement, dated February 13, 2007 (the “Prospectus Supplement”) with respect to the issuance of the Cap Securities and the CENts.
          Comerica Trust II and Comerica, respectively, will issue the Cap Securities and the CENts pursuant to an Indenture dated as of July 31, 2001 between Comerica and Chase Manhattan Trust Company, National Association, as trustee (the “Indenture”) (in November 2006, The Bank of New York, became the trustee under the Indenture) and a First Supplemental Indenture dated as of February 20, 2007 (the “Supplemental Indenture”); a Form of CENt; a Trust Agreement dated as of November 22, 2006, and an Amended and Restated Trust Agreement dated as of February 20, 2007 (collectively, the “Trust Agreement”) between Comerica,

February 20, 2007

The Bank of New York as Property Trustee, The Bank of New York (Delaware) as Delaware Trustee, Paul E. Burdiss, Senior Vice President and Treasurer of Comerica, an individual, as Administrative Trustee, and several holders of the trust securities; Certificate of Trust of Comerica Trust II dated November 22, 2006 (the “Trust Certificate”); a Guarantee Agreement between Comerica as Guarantor and The Bank of New York as Guarantee Trustee, dated as of February 20, 2007 (the “Guarantee Agreement”); a Replacement Capital Covenant by Comerica (the “Capital Covenant”); and an Underwriting Agreement between Comerica, the Trust, and the underwriters listed therein, dated as of February 13, 2007 (the “Underwriting Agreement”).
          For purposes of rendering the opinions expressed below, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in: (1) the Indenture, (2) the Supplemental Indenture, (3) the Form of Debenture, (4) the Trust Agreement, (5) the Trust Certificate, (6) an Officer’s Certificate of Comerica, dated February 20, 2007 (the “Officer’s Certificate”), (7) the Guarantee Agreement, (8) the Capital Covenant, (9) the Registration Statement, (10) the Prospectus, (11) the Prospectus Supplement, (12) the Underwriting Agreement, and such other documents that we have deemed necessary or relevant for the purpose of the opinions expressed below. The opinions expressed below are conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents, and statements referred to in this paragraph.
          In our examination of the above described documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of all such documents.
          In rendering our opinions, we have assumed that (a) the Indenture, the Supplemental Indenture, the Trust Agreement, the Trust Certificate, the Officer’s Certificate, the Guarantee Agreement, the Capital Covenant, and the Underwriting Agreement (collectively the “Governing Documents”) are all the documents that govern the Cap Securities, the CENts, and Comerica Trust II, (b) the Cap Securities, the CENts, and Comerica Trust II will continue to be governed by the Governing Documents and in accordance with all laws applicable to the Cap Securities, the CENts, and Comerica Trust II (including appropriate execution and filing of any declarations, certificates, instruments, and documents as are required), (c) the documents we have reviewed accurately reflect the documents executed by the parties thereto, and (d) the activities described in these documents are to be conducted in the manner provided therein.
          Our opinions are based on the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, each as amended from time to time and as in existence as of the date hereof, and on existing administrative and judicial interpretations thereof. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinions herein. Additionally, our opinions are

February 20, 2007

not binding on the Internal Revenue Service or any court, and there can be no assurance that contrary positions may not be taken by the Internal Revenue Service.
          Based solely upon and subject to the foregoing, we are of the opinion that, under current law: (1) Comerica Trust II will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes; (2) the CENts will be respected as indebtedness of Comerica for United States federal income tax purposes (although the matter is not free from doubt); and (3) insofar as it relates to matters of United States federal income tax law, the discussion set forth in the Prospectus Supplement under the heading “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” is accurate in all material respects.
          We are rendering these opinions solely in connection with the Prospectus Supplement, and these opinions are not to be relied upon for any other purpose.
Very truly yours,
/s/ Wachtell, Lipton, Rosen & Katz
JMR/raf